Exhibit 99.1

PRESS RELEASE                                      Source: Lawson Products, Inc.



LAWSON PRODUCTS, INC. REPORTS INCREASE IN SECOND QUARTER, 2004 SALES AND NET INCOME

CHICAGO, July 21 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported second quarter net income of $5.3 million, or $.56 per share up 28.4% from $4.1 million, or $.44 per share a year earlier. The increase in earnings was driven primarily by a 7.6% increase in net sales for the second quarter to a quarterly record $104.4 million.

Robert J. Washlow, Chairman of the Board and CEO commented, "Record sales for the second quarter of 2004 indicate that initiatives implemented in previous periods continue to deliver positive results. Our business is strong and growing, with increases in second quarter sales and operating income realized across our MRO and OEM segments."

Net sales by segment for the second quarter of 2004 and 2003 and for the six months ended June 30, 2004 and 2003 follow:

     (Dollars in millions)
                             Second Quarter        Six Months Ended 6/30
                        2003     2004 % change  2003     2004   % change

    MRO                $80.2     $83.5   +4.1  $159.7   $165.0      +3.3
    OEM                 16.9      20.9  +23.9    33.5     40.1     +19.7
    Total              $97.1    $104.4   +7.6  $193.2   $205.1     + 6.2

The second quarter's consolidated gross margins declined slightly from the prior year, primarily due to a higher sales mix from the lower-margin OEM segment. As presented in the table above, OEM sales grew at a 23.9% rate over the prior year quarter compared to a 4.1% sales increase for MRO. Gross margins in the MRO segment improved slightly in the second quarter 2004 compared to the prior year. Second quarter 2004 earnings comparisons to the prior year were impacted by a pre-tax charge of $1.2 million in the second quarter 2003 for retirements and terminations. Such charges were not incurred during the second quarter of 2004.

Mr. Washlow added, "In light of the difficulties presented by the steel and commodity markets this year, I am pleased with our improved performance." For the first six months of 2004, earnings per share were up 50.6% to $1.25, from $.83 per share in the same period last year on a 6.2% increase in sales to $205.1 million from $193.2 million.

Lawson Products is an international seller and distributor of products, services and systems to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

This press release, including Mr. Washlow's statements, may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those related to general economic conditions and market conditions in the original equipment manufacturers and maintenance, repair and replacement distribution industries in North America and to a lesser extent, the United Kingdom, the Company's ability to obtain new customers and manage growth, material or labor cost increases, competition in the Company's business, operating margin risk due to competitive pricing and operating efficiencies, seasonality, effectiveness of our sales and marketing programs, and the length of economic downturns in the Company's markets. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS
                                 (UNAUDITED)

                  Three Months Ended June 30,    Six Months Ended June 30,
                    2004        2003   % Change  2004         2003 % Change


    Net Sales  $104,443,078 $97,108,559 7.6% $205,100,836 $193,183,669 6.2%

    Income
     Before
     Taxes (a)    8,725,964   6,705,002 30.1%  19,253,226  13,326,173 44.5%

    Provision
     for Income
     Taxes        3,409,000   2,564,000         7,410,000   5,427,000

    Net Income
     (a)         $5,316,964  $4,141,002 28.4% $11,843,226  $7,899,173 49.9%

    Net Income
     per share
     of Common Stock:
      Basic           $0.56     $0.44  27.3%       $1.25      $0.83  50.6%
      Diluted         $0.56     $0.44  27.3%       $1.25      $0.83  50.6%

    Weighted
     Average Shares
     Outstanding:
      Basic       9,445,574   9,490,111         9,465,769   9,491,325
      Diluted     9,475,151   9,505,609         9,493,451   9,509,183



    (a) In the second quarter of 2003, the Company recorded a pre-tax charge of $1,246,000, having an after-tax effect of $751,000, for the severance and retirement of certain management personnel.



SOURCE Lawson Products, Inc.
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/CONTACT: Joseph Pawlick, Senior Vice President, Accounting, of Lawson Products,
Inc., +1-847-827-9666/
    /First Call Analyst: /
    /FCMN Contact:  /
    (LAWS)